Exhibit 10.1

Incidence Agreement

1.	THE COCA-COLA COMPANY, a Delaware corporation (“Company”), and COCA-COLA CONSOLIDATED, INC. (“Bottler”) hereby agree, effective April 1, 2019, to this Incidence Agreement (“Agreement”), as follows:

1.1.	For purposes hereof,

1.1.1.

“Bottler Gross Revenue” means Net Sales Revenue (i.e., the wholesale price delivered to the customer plus full service vending income and agency delivery fee minus sales tax) from sales of Company’s Covered Beverages and Related Products in the Shared Business Segments (as defined herein).

1.1.2.

“Bottler Net Revenue” means, for volume sold through for trade sales and full service vending sales in any given year, Bottler Gross Revenue minus customer trade marketing (“CTM”), cooperative marketing agreement (“CMA”) expense, and customer specific coupon expense paid by Bottler.

1.1.3.

“Company’s Incidence Amount” means, for each Shared Business Segment, the amount calculated by multiplying Bottler Net Revenue for Covered Beverages and Related Products in such Shared Business Segment by the Incidence Rate for such Shared Business Segment.

1.1.4.

“Company’s Settlement Amount” means the aggregate dollar amount received by Company attributable to the Company Settlement Price for (i) concentrate sold by Company to Bottler for use by Bottler in the manufacture of Covered Beverages and Related Products; and (ii) Covered Beverages and Related Products produced by or on behalf of Company and sold by Company to Bottler.

1.1.5.

“Company Settlement Price” means (i) in the case of concentrate sold by Company (or any Affiliate of Company that is not a Regional Producing Bottler) to Bottler for use by Bottler in the manufacture of a Covered Beverage or Related Product, the price set by Company (or such Affiliate) for such concentrate in accordance with the CBA and applicable manufacturing agreement(s); and (ii) in the case of a Covered Beverage or Related Product sold by or on behalf of Company (or any such Affiliate) to Bottler in finished form, the price set by Company (or such Affiliate) for such Covered Beverage or Related Product in accordance with the CBA, minus the Excluded COGS Component. Company may at its sole discretion change the Company Settlement Price or the Excluded COGS Component for one or more Covered Beverages or Related Products (or the concentrate component thereof), in each case, by providing Bottler with 90 calendar days’ advance written Notice. The Company Settlement Price for each Covered Beverage and Related Product will be the same for every Expanding Participating Bottler and Participating Bottler.

1.1.6.	“CBA” means each Comprehensive Beverage Agreement to which Company and Bottler are parties, as it may be amended from time to time in accordance with its terms.

1.1.7.

“Excluded COGS Component” means the aggregate amount ascribed by Company to the cost of goods sold elements identified on Schedule A hereto (as such Schedule may be amended by Company from time to time by providing Bottler with 90 calendar days’ advance written Notice) in setting the price for a Covered Beverage or Related Product sold by or on behalf of Company (or any Affiliate of Company that is not a Regional Producing Bottler) to Bottler in finished form in accordance with the CBA .

Classified – Confidential

1.1.8.

“Incidence Rate” means, for each Shared Business Segment, the numeric rate that Company from time to time determines in its sole discretion in accordance with this Agreement will be multiplied by Bottler Net Revenue for Covered Beverages and Related Products in each such Shared Business Segment to calculate Company’s Incidence Amount for each such Shared Business Segment. Each Expanding Participating Bottler and Participating Bottler will have its own specific Incidence Rate for each Shared Business Segment, and these rates may vary across U.S. Coca-Cola Bottlers.

1.1.9.

“Shared Business Segments” means the category and/or product segments (e.g., Sparkling, PowerAde, etc.) as determined by Company in its sole discretion from time to time in accordance with this Agreement.

1.1.10.	Other capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to them in the CBA.

2.	The term of this Agreement (the “Term”) will be effective as of April 1, 2019 and will terminate upon termination of the CBA.

3.

Company has provided Bottler with written Notice of the Shared Business Segments and Incidence Rate for each such Shared Business Segment that will apply effective April 1, 2019. Hereafter, Company may, at any time in Company’s sole discretion, upon 90 calendar days’ written Notice to Bottler with a copy of such Notice to the Coca-Coca System Leadership Governance Board:

3.1.

revise any of the Incidence Rates under this Agreement; provided that any such revision shall be proportionately applied on a percentage basis to all Expanding Participating Bottlers and Participating Bottlers; and

3.2.

modify the Shared Business Segments, including by changing the composition of any Shared Business Segment, adding Shared Business Segments, deleting Shared Business Segments, and determining whether and how any Shared Business Segment applies to any new Covered Beverage or new Related Product, and to establish the Incidence Rate for each such modified or new Shared Business Segment; provided that any such revisions shall be applied to all Expanding Participating Bottlers and Participating Bottlers. Company will maintain an accurate list of all Covered Beverages and Related Products that are included in each Shared Business Segment and will in a timely manner provide such data to the administrators of the CONA and North Star information systems, as applicable.

4.	Except as provided in Section 2 and Section 3 hereof, this Agreement may be revised only by mutual written agreement of Company and Bottler in accordance with this Agreement.

5.

Bottler will provide to Company, within 15 calendar days after the end of each of Bottler’s fiscal months and quarters (within 15 Business Days after the end of Bottler’s last fiscal quarter in each year), such information in the form and manner reasonably required by Company to perform the calculations described herein for such fiscal month and quarter for each of the Shared Business Segments. The information specified in this Section 5 is referred to as “Bottler’s Net Revenue Information”. Company will treat Bottler’s Net Revenue Information in accordance with the confidentiality provisions of the CBA. The calculation will be settled quarterly based on Bottler’s fiscal quarter. Company will determine Bottler Net Revenue for Covered Beverages and Related Products based on timely received Bottler’s Net Revenue Information for the applicable fiscal quarter for each such Shared Business Segment.

Classified – Confidential

6.

Within 15 calendar days of Company’s receipt of Bottler’s Net Revenue Information in accordance with Section 5 hereof, Company will, for each Shared Business Segment, reconcile Company’s Incidence Amount against Company’s Settlement Amount, and will provide Bottler with a reconciliation calculation. If the aggregate Company’s Incidence Amount for all Shared Business Segments is more than the aggregate Company’s Settlement Amount for all Shared Business Segments, Bottler shall pay the difference to Company no later than 30 calendar days after the date on which Bottler receives from Company such reconciliation calculation. If the aggregate Company’s Incidence Amount for all Shared Business Segments is less than the aggregate Company’s Settlement Amount for all Shared Business Segments, Company shall pay the difference to Bottler no later than 30 calendar days after the date on which Company provides such reconciliation calculation to Bottler.

7.	Final Retroactive Settlement:

7.1.

On or before the end of Quarter 1 of each fiscal year, Company will provide Bottler with a reconciliation calculation based on the final actual Company’s Incidence Amount and final actual Company’s Settlement Amount for the immediately preceding fiscal year. The final actual Company Incidence Amount will be calculated as provided in Section 1.1.2 based on final actual Bottler Net Revenue for Covered Beverages and Related Products, except that the CTM and CMA components of Bottler Net Revenue for Covered Beverages and Related Products will be based on accrued amounts, subject to further adjustment as provided in Section 7.2 hereof when the actual Bottler CTM and CMA expense is determined by Company. If the aggregate final actual Company’s Incidence Amount for all Shared Business Segments is more than the aggregate final actual Company’s Settlement Amount for all Shared Business Segments, Bottler shall pay the difference to Company no later than 30 calendar days after the date on which Bottler receives from Company such reconciliation calculation. If the aggregate final actual Company’s Incidence Amount for all Shared Business Segments is less than the aggregate final actual Company’s Settlement Amount for all Shared Business Segments, Company shall pay the difference to Bottler no later than 30 calendar days after the date on which Company provides such reconciliation calculation to Bottler. No adjustment will be made for Bottler’s Net Revenue Information that is not timely provided in accordance with Section 5 hereof, unless such delay results from factors outside of Bottler’s control.

7.2.

Once Bottler’s actual CTM expense and CMA expense for the Bottler’s prior fiscal year is determined, Company shall adjust the settlement calculation made in accordance with Section 7.1 hereof solely to the extent of the difference, if any, between Bottler’s actual CTM expense and CMA expense. Any variance between this final adjusted incidence settlement and the settlement amount calculated in accordance with Section 7.1 hereof will be paid or invoiced, as the case may be, by Company within 30 calendar days of Bottler and Company alignment (and in any event no later than 90 calendar days after Bottler’s actual CTM expense and CMA expense for the applicable year are determined). Thereafter, no further adjustment to any payments made pursuant to this Agreement shall be made for such prior fiscal year.

Classified – Confidential

8.

If, after the Effective Date, Bottler changes its fiscal calendar, then, at Company’s request, Bottler and Company will work together in good faith to revise the reconciliation and settlement processes described in Sections 6 and 7 hereof in a manner that minimizes the administrative burdens to Company and Bottler, taking into account that Company administers incidence programs for multiple U.S. Coca-Cola Bottlers.

9.	Subject to and without waiving Company’s rights and obligations under Section 3 hereof:

9.1.

Incidence Rates for Sub-Bottling Territories, if any, acquired by Bottler from Company or any of its Affiliates prior to the Effective Date, will be adjusted following the Effective Date on a onetime basis, in a manner that does not result in value transfer (calculated as of the time of such one-time adjustment) between Company (or such Company Affiliate) and Bottler (including, as applicable, to address the effect on Sub-Bottling Payments payable by Bottler to Company or any Company Affiliate), to provide for a single Incidence Rate for each Shared Business Segment for all Sub-Bottling Territories held by Bottler.

9.2.

If, after the Effective Date Bottler acquires territory from, or divests territory to, another U.S. Coca-Cola Bottler, if necessary to cause the Incidence Rates then in effect and/or Sub-Bottling Payments, as applicable, payable by Bottler to Company (or any Company Affiliate) to remain value neutral immediately following such transaction, in connection with the closing of such transaction, Company and Bottler will work together in good faith to mutually agree on a onetime adjustment to such Incidence Rates and/or Sub-Bottling Payments, as applicable. Any such one-time adjustment will be calculated in a manner that does not result in value transfer (calculated as of the time of such adjustment) between Company (or any Company Affiliate) and Bottler and/or such other U.S. Coca-Cola Bottler, as the case may be.

10.

Company may assign any of its rights and delegate all or any of its duties or obligations under this Agreement to one or more of its Affiliates; provided, however, that any such delegation will not relieve Company from any of its contractual obligations under this Agreement.

11.

Failure of Company or Bottler (including any of their respective Affiliates) to exercise promptly any right herein granted, or to require strict performance of any obligation undertaken herein by the other party, will not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all obligations herein undertaken by Bottler or by Company.

12.	Bottler is an independent contractor and is not an agent of, or a partner or joint venturer with, Company.

12.1.	Each of Company and Bottler agree that it will neither represent, nor allow itself to be held out as an agent of, or partner or joint venturer with the other (including any of its Affiliates).

12.2.

Bottler and Company do not intend to create, and this Agreement will not be construed to create, a partnership, joint venture, agency, or any form of fiduciary relationship. Each party covenants and agrees never to assert that a partnership, joint venture or fiduciary relationship exists or has been created under or in connection with this Agreement and the Related Agreements. There is no partnership, joint venture, agency, or any form of fiduciary relationship existing between Bottler and Company, but if it there is determined or found to be a partnership, joint venture, or agency, then Bottler and Company expressly disclaim all fiduciary duties that might otherwise exist under applicable law.

Classified – Confidential

12.3.

Nothing in this Agreement, express or implied, is intended or will be construed to give any person or entity, other than the parties to this Agreement and their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained in this Agreement. This Agreement does not, and is not intended to, confer any rights or remedies upon any Person other than Bottler and Company.

13.	The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which only constitute one original.

14.

This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of Georgia, United States of America, without giving effect to any applicable principles of choice or conflict of laws, as to contract formation, construction and interpretation issues. The parties agree that any lawsuit commenced in connection with, or in relation to, this Agreement must be brought in a United States District Court, if there is any basis for federal court jurisdiction. If the party bringing such action reasonably concludes that federal court jurisdiction does not exist, then the party may commence such action in any court of competent jurisdiction.

15.

The parties acknowledge and agree that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions must not be construed in favor of or against any party by reason of the extent to which a party or its professional advisors may have participated in the preparation of this Agreement.

16.

This Agreement amends, restates and supersedes in its entirety the Expanding Participating Bottler Revenue Incidence Agreement or Participating Bottler Revenue Incidence Agreement, as the case may be, previously in effect between the parties (in either case, the “Prior Incidence Agreement”). Notwithstanding anything herein to the contrary, any adjustments pursuant to Section 6 or Section 7 with respect to periods ending prior to April 1, 2019, will continue to be calculated in accordance with the Prior Incidence Agreement.

17.	Bottler and Company agree that this Agreement shall apply to Bottler and any of its subsidiaries that are parties to a CBA or other bottling agreement with Company (or any of its Affiliates).

[Signatures on following page]

Classified – Confidential

IN WITNESS WHEREOF, Company and Bottler each have caused Incidence Agreement to be executed by a duly authorized person in their behalf on the dates indicated below.

THE COCA-COLA COMPANY

By:	/s/ James L. Dinkins
Authorized Representative

Date: February 5, 2019

COCA-COLA CONSOLIDATED, INC.

By:	/s/ E. Beauregarde Fisher III
Authorized Representative

Date: January 30, 2019

Signature Page to Incidence Agreement

Schedule A —Elements of Excluded COGS Component

Customer freight

Labor and overhead

Closures

Packaging

Redistribution

Hedging costs, premiums and ordinary course payments, and any realized or unrealized gains or losses thereon for aluminum, PET, fuel and/or other commodities

High fructose starch syrup

Sucrose

Classified – Confidential